Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
David L. Pitts, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS ANNOUNCES CASH TENDER OFFER FOR 8.625% SENIOR NOTES DUE 2018

HOUSTON, April 14, 2015 - Carrizo Oil & Gas, Inc. (NASDAQ: CRZO) today announced that it has commenced a tender offer to purchase for cash any and all of its outstanding 8.625% Senior Notes due 2018 (CUSIP/ISIN: 144577 AC7 / US144577AC70) and any related guarantees.

The tender offer is being made pursuant to an Offer to Purchase dated today and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the tender offer. As of April 14, 2015, the aggregate principal amount of the notes outstanding is $600.0 million.

The consideration for each $1,000 principal amount of notes validly tendered and accepted for payment pursuant to the tender offer will be $1,046.13. Holders whose notes are purchased will also receive accrued and unpaid interest thereon from the last interest payment date up to, but not including, the settlement date.

The tender offer will expire at 5:00 p.m. New York City time on April 23, 2015, unless extended. Holders of notes must validly tender and not validly withdraw their notes before 5:00 p.m. New York City time on the tender offer expiration date to be eligible to receive the consideration. Tendered notes may be withdrawn at any time prior to the expiration time.

The tender offer is subject to the satisfaction of certain conditions more fully described in the Offer to Purchase, including the completion of one or more offerings of senior unsecured notes by Carrizo. The tender offer is not conditioned upon any minimum amount of notes being tendered. The tender offer may be amended, extended, terminated, or withdrawn.

On April 14, 2015, Carrizo delivered a notice to the trustee under which it conditionally called for redemption on May 14, 2015 all the notes that are then outstanding. Carrizo will not redeem notes that have been purchased by Carrizo pursuant to the tender offer and that therefore do not remain outstanding. This call for redemption is conditioned upon the satisfaction of certain conditions more fully described in the notice and the Offer to Purchase, including the completion of one or more offerings of senior unsecured notes by Carrizo.

Carrizo has retained RBC Capital Markets, LLC to serve as the Dealer Manager for the tender offer. RBC Capital Markets, LLC may be contacted at (877) 381-2099 (toll free) for banks and brokers or (212) 618-7822 (collect).

Carrizo has also retained Wells Fargo Bank, N.A, to serve as the Depositary Agent and D.F. King & Co., Inc. to serve as the Information Agent for the tender offer.

The tender offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc. by telephone at (800) 581-3783 (toll free) or for banks and brokers at (212) 269-5550 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005.

Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: www.dfking.com/carrizo

This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the tender offer. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such securities will be offered only by means of a prospectus, including a prospectus supplement relating to such securities, meeting the requirements of Section 10 of the U.S. Securities Act of 1933.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Carrizo’s current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.